Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2007 and 2006 (dollars in thousands except per share amounts):

	Three months ended June 30, 2007		Three months ended June 30, 2006
	Basic	Diluted	Basic	Diluted
Net income	$4,852	$4,852	$4,929	$4,929

Weighted average shares outstanding	59,749,897	59,749,897	60,363,461	60,363,461
Effect of dilutive securities	—	597,004	—	718,652
Adjusted weighted average shares outstanding	59,749,897	60,346,901	60,363,461	61,082,113

Earnings per share	$0.08	$0.08	$0.08	$0.08

	Six months ended June 30, 2007		Six months ended June 30, 2006
	Basic	Diluted	Basic	Diluted
Net income	$9,793	$9,793	$10,326	$10,326

Weighted average shares outstanding	60,139,899	60,139,899	60,336,646	60,336,646
Effect of dilutive securities	—	622,872	—	730,138
Adjusted weighted average shares outstanding	60,139,899	60,762,771	60,336,646	61,066,784

Earnings per share	$0.16	$0.16	$0.17	$0.17